Exhibit 10.13

July 23, 2020

Dave Rhodes

Re:	Employment Terms with Unity Technologies SF

Dear Dave:

You are currently employed with Unity Technologies SF (the “Company”). This letter agreement confirms the existing terms and conditions of your employment. This letter agreement shall supersede and replace in entirety your existing offer letter from the Company dated December 18, 2016.

1.

Position. You are serving in a full-time capacity as Senior Vice President and GM, Unity Create Solutions, reporting to the Chief Executive Officer, working in our offices located in San Francisco, California. You will be expected to travel as appropriate. Subject to the other provisions of this letter agreement, we may change your position, duties, and work location from time to time at our discretion.

2.

Salary. Your salary is US $26,666.66 per month (US $320,000.00 on an annualized basis), paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions as required by law. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.

Variable Incentive Compensation. You are eligible to receive additional variable incentive compensation of $320,000.00 pursuant to the terms of your Variable Incentive Compensation Plan letter that you have received outside of this agreement. Any variable incentive compensation amount will be paid out less all applicable taxes, withholdings, and deductions required by law.

4.	Benefits. You are eligible to participate in any US benefits plans offered to the employees of the Company. The Company may modify benefits policies from time-to-time, as it deems necessary.

5.

Confidentiality; Company Rules and Policies. You remain subject to the terms of the Employee Nondisclosure, Assignment and Non-Solicitation Agreement that you previously executed. You are also expected to comply with the Company’s rules and policies. Finally, during the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

6.

Equity. You have been granted various equity interests in the Company. Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans.

7.	Executive Severance Plan. You are eligible for severance benefits under the terms of the Senior Executive Severance Plan (“Severance Plan”).

8.

At Will Employment. Your employment with the Company remains at-will, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.

9.

Arbitration. Both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.

Entire Agreement. This letter agreement, together with your Employee Nondisclosure, Assignment and Non-Solicitation Agreement, equity agreements and other agreements referenced herein, form the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof.

11.

Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

12.

Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described above, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

Please sign and date this letter agreement below to indicate your agreement with its terms.

Very truly yours,

By:	/s/ John Riccitiello
John Riccitiello, Chief Executive Officer

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above.

Dave Rhodes	July 23, 2020
Name	Date

/s/ Dave Rhodes
Signature